Exhibit 10.15

DEPOMED, INC.

NONEMPLOYEE DIRECTOR COMPENSATION AND

GRANT POLICY

1.	Annual Cash Retainer. All nonemployee directors of the Company receive an annual cash retainer of $55,000.

2.	Additional Retainer — Chairman of the Board. A non-employee chairman of the Board of Directors receives an additional annual cash retainer of $40,000.

3.

Additional Retainer — Audit Committee.  The chair of the audit committee receives an additional annual cash retainer of $25,000. Each other member of the audit committee receives an additional annual cash retainer of $12,500.

4.

Additional Retainer — Compensation Committee. The chair of the compensation committee receives an additional annual cash retainer of $20,000. Each other member of the compensation committee receives an additional annual cash retainer of $10,000.

5.

Additional Retainer — Nominating and Corporate Governance Committee. The chair of the nominating and corporate governance committee receives an additional annual cash retainer of $15,000. Each other member of the nominating and corporate governance committee receives an additional annual cash retainer of $6,000.

6.	Payments. Payments under the policy are made quarterly in arrears.

7.

Automatic Grant of Restricted Stock Unit Awards. Stock option grants and restricted stock unit awards shall be made in accordance with the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”), as follows:

(a)

on the date of each Annual Meeting of Shareholders held in calendar year 2018 and thereafter, each nonemployee director then in office (and if a newly appointed or elected nonemployee director, a director whose service commenced prior to January 1 of such calendar year) automatically receives an award of restricted stock units having a value of $190,000 based on the Fair Market Value (as defined in the 2014 Plan) of the Company’s common stock as of the date of grant that vest on the first anniversary of date on which such award of restricted stock units were made; and

(b)

each newly elected nonemployee director receives automatically receives, on the date of the director’s initial election or appointment, an award of restricted stock units having a value of $190,000 based on the Fair Market Value (as defined in the 2014 Plan) of the Company’s common stock as of the date of grant that vest in three equal installments on the first three anniversaries of the director’s election or appointment;

provided, however, that directors’ total annual equity compensation will be subject to any cap specified in the 2014 Plan, and the Board may otherwise elect to (i) reduce the dollar value thresholds specified in (a) and (b) above or (ii) forgo such grants, in each case as it may deem appropriate.

Approved: February 6, 2018

Effective: January 1, 2018